Exhibit 10.37

Suneva Confidential

AMENDED & RESTATED DISTRIBUTION AND SUPPLY AGREEMENT

BETWEEN

SUNEVA MEDICAL, INC.

AND

HANGZHOU ST. NOVA TRADE CO., LTD

Suneva Confidential

THIS AMENDED & RESTATED DISTRIBUTION AND SUPPLY AGREEMENT (“Agreement”) is made as of this 6th day of June, 2017 (“Effective Date”) between

SUNEVA MEDICAL, INC., a Delaware corporation with its principal office at 5870 Pacific Center Blvd, San Diego, CA 92121 (hereinafter called “SUNEVA”) and

HANGZHOU ST NOVA TRADE CO., LTD, dba St. Nova Medical, a corporation organized under the laws of the People’s Republic of China with its principal office at 290 Zhongshan North Rd, Xiacheng Dist., Hangzhou, Zhejiang, China 310000 (hereinafter called “St. Nova”), collectively (“the Parties”).

Defined terms used in this Agreement shall have the meanings set forth in Section 1 hereof, except as otherwise provided herein.

WHEREAS, SUNEVA is engaged in the development, manufacture and sale of Bellafill (“Product(s)”), a long-lasting dermal filler, and wishes to market it in the Territory;

WHEREAS, St. Nova is a distributor and seller of medical and aesthetic products in the Territory and desires to obtain an exclusive right to distribute, promote and sell Product(s) in the Territory;

WHEREAS, SUNEVA has agreed, subject to the terms and conditions of the Agreement, to grant St. Nova and St. Nova has agreed to accept, the exclusive right to distribute the Product(s) in the Territory and to manufacture and supply to St. Nova on an exclusive basis in the Territory all of St. Nova’s requirements of the Product(s);

WHEREAS, St. Nova has agreed to undertake obtaining Territory Regulatory Approval for distribution of such Product(s) in the Territory;

WHEREAS, the parties have executed a December 16, 2014 Distribution and Supply Agreement and now wish to amend and restate that agreement; and

WHEREAS, the parties now wish to memorialize and reduce to an enforceable, binding contract, the understanding between them.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement the following terms have the following meanings:

1.1	“Affiliates” shall mean (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

1.2	“Applicable Law” shall mean all applicable common law, statutes, ordinances, rules, regulations, codes, requirements, laws or orders of any Governmental Authority.

1.3	“Batch or Lot”, with respect to the Product(s), shall mean a separate and distinct quantity of such Product(s) processed under continuous and identical conditions and designated by a batch or lot number.

1.4	“Partnership Plan” shall mean a mutually agreeable, approach to the clinical, regulatory and commercial deliverables, including key milestones and timelines to be developed as the Partnership Plan is executed.

1.5	“Certificate of Analysis” shall mean a document certifying that a Batch or Lot of any Product meets all Specifications.

1.6	“Dollar(s) or $” means United States Dollars.

1.7	“FOB Origin” shall mean St. Nova pays Product(s)’ shipping cost, and takes ownership of, title to and responsibility for the Product(s) when the Product(s) leaves SUNEVA’s Facility.

1.8	“cGMP” shall mean current good manufacturing practices as required by the rules and regulations of the Territory Regulatory Authority.

1.9	“Governmental Authority” shall mean all agencies, commissions, officials, courts and other governmental and regulatory authorities and instrumentalities of the United States, the Territory and any other countries in which the Product(s) are manufactured, marketed, sold, tested, investigated or regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto.

1.10	“IFU” or Instructions For Use shall mean the Territory Regulatory Authority- approved Instructions For Use of the Product(s), including any subsequent revisions thereto. A copy of the current FDA approved IFU is attached hereto as part of Schedule A. Suneva shall inform St. Nova about any material change or amendment to the IFU.

1.11	“Launch Date”, shall mean the date of first commercial sale of the Product(s) by St. Nova in the Territory, which in no case may be later than sixty (60) days following Territory Regulatory Approval.

1.12	“Launch Notice” shall have the meaning set forth in Section 6.1 hereof.

1.13	“Minimum Milestones” shall mean the minimum annual purchase obligations set forth in Schedule C, which shall be amended according to the Partnership Plan.

1.14	“Product(s)” shall mean only the Product(s) set forth on Schedule A as may be amended by mutual written agreement of the parties from time to time.

1.15	“SUNEVA’s Facility” shall mean the facility or the facilities in which SUNEVA shall manufacture and export the Product(s) for sale to St. Nova.

1.16	“SUNEVA’s Marks” shall have the definition set forth in section 18.3.

1.17	“Specifications” means the specifications for any Product(s) as agreed to by the parties and as approved by the applicable Regulatory Authority and/or by the Territory Regulatory Authority. The Specifications for the Product in Schedule A may be amended by SUNEVA from time to time, only if specifically requested by applicable Regulatory Authorities. SUNEVA shall provide St. Nova reasonable advance written notice of any material changes to the Specifications.

1.18	“Technical Information” shall mean the design and manufacturing process and any and all technical knowledge, trade secrets, analytical methodology, processes, manufacturing and toxicological information, and any and all other technical information or experience related to the design and manufacturing of the Product(s).

1.19	“Territory” shall mean The People’s Republic of China (“PRC”), including the Special Administrative Regions of Hong Kong and Macau and also including Taiwan. For avoidance of doubt, all of the above shall be included in the definition of “Territory” and any provision applicable only to a part of the Territory, e.g. Hong Kong, shall expressly so state.

1.20	“Territory Regulatory Approval” shall mean any and all approvals from the relevant authorities in any part of the Territory (PRC, Hong Kong, Macau, Taiwan) to market, sell and distribute Product(s) in any such part of the Territory.

1.21	“Territory Regulatory Authority” means any and all bodies and organizations regulating the manufacture, importation, distribution, use and sale of the Product(s) in the Territory or any part thereof, including any Governmental Authority involved in granting approval of or regulating the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of the Product(s) in that country or jurisdiction.

1.22	“U.S.” means the United States of America and its territories and possessions.

2	APPOINTMENT OF ST. NOVA AS EXCLUSIVE DISTRIBUTOR

2.1	Provided St. Nova is and remains in full compliance with this Agreement and subject to meeting the Minimum Milestones set forth in Schedule C, SUNEVA hereby grants to St. Nova and St. Nova hereby accepts, the exclusive right and license to import the Product(s) in finished package form, market, distribute, promote, and sell the Product(s) in the Territory subject to the terms and conditions of this Agreement. It is understood that SUNEVA or its Agent will be responsible for communications with the United States Food and Drug Administration (FDA) and that St. Nova will be responsible for communications with the Territory Regulatory Authority. However, St. Nova agrees to cooperate in keeping Suneva informed of all communications with Territory Regulatory Authority, including, for all substantive communications and where otherwise agreed, paying for translations and reverse-translations, and in the absence of such agreement, providing any requested document to or from Territory Regulatory Authority for translation at Suneva’s expense. The Parties shall mutually cooperate with respect to all necessary regulatory filings and communications. These licenses shall terminate or revert to nonexclusive licenses (in SUNEVA’s sole discretion) in the event that St. Nova fails to meet the Minimum Milestones set forth on Schedule C hereof and any future addenda thereto.

2.2	St. Nova shall use commercially reasonable efforts to promote, distribute and sell the Product(s) first in Hong Kong, and later, throughout the rest of the Territory, subject to the Partnership Plan, St Nova shall use commercially reasonable efforts to maintain a reasonably adequate level of stock of Product(s) to meet the market demand for the Product(s) and avoid Product stock-outs within and throughout the Territory, except where such stock-out is caused by the delay in Product(s) supply by SUNEVA.

2.3	All advertisements, promotional materials, packaging and anything else bearing a trademark or service mark (“Marketing Materials”) shall identify SUNEVA as the owner and/or manufacturer thereof, and shall be subject to prior written approval by SUNEVA.

2.4	St. Nova shall not, and shall not permit its customers to (i) sell Product(s) directly or indirectly outside the Territory or to any part of the Territory other than according to the Partnership Plan; (ii) export any Product(s) out of the Territory or from any part of the Territory other than according to the Partnership Plan; or (iii) fill any orders for Product(s) knowing that such orders are intended for export or sale outside the Territory or to any part of the Territory other than according to the Partnership Plan. St. Nova shall make best efforts to (i) prevent parallel imports to and exports from the Territory and to or from any part of the Territory other than according to the Partnership Plan; (ii) prevent and report any Product(s) counterfeiting to SUNEVA and the appropriate Governmental Authorities in the Territory; and (iii) take all commercially reasonable actions to eliminate any such activity associated with the Product(s) in the Territory. Additionally, upon inquiry based on information that Products may potentially be diverted, St. Nova shall provide SUNEVA reasonably sufficient information so that SUNEVA can monitor the distribution and sale of Product(s) within the Territory to verify that St. Nova is meeting its obligation to ensure that the Product(s) are not, directly or indirectly, being redistributed or resold outside the Territory or to any part of the Territory other than according to the Partnership Plan. Any violation of this provision shall constitute a material breach of this Agreement.

2.5	SUNEVA shall not permit any entity other than St. Nova to sell Product(s) directly or indirectly in the Territory, and shall use best efforts to prevent parallel imports to the Territory and shall use best efforts take to eliminate any such activity associated with the Product(s) in the Territory.

2.6	St. Nova shall not appoint any sub-distributor to distribute market, promote and/or sell the Product(s) within the Territory except on such terms and conditions as Suneva may reasonably require in writing provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement. St. Nova shall update Suneva during each Joint Operating Committee meeting on the status of its sub-distributorships and proposed sub-distributorships. St. Nova shall further require that all sub-distributor agreements shall, without limitation: (i) terminate upon the expiration or earlier termination of this Agreement; (ii) be expressly subject to this Agreement and any restrictions regarding the Product(s), SUNEVA technical and sales literature, the SUNEVA Marks and other proprietary information stated herein; (iii) provide that the sub-distributor shall have no claims against SUNEVA or St. Nova arising from the expiration or termination of this Agreement; and (iv) prohibit the sub-distributor from appointing further sub- distributors or agents for the sale of Product(s) or assigning any rights or obligations under its agreement with St. Nova without SUNEVA’s prior written consent. St. Nova shall cause sub-distributors to communicate directly with St. Nova, not SUNEVA. St. Nova agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any sub-distributor appointed pursuant to this Section 2.6. All distributors or sub-distributors will be considered St. Nova’s agents.

2.7	All marketing materials created by or for St. Nova that are used in conjunction with, or relate to the Product(s) must be approved in writing by SUNEVA prior to use, the approval of which shall not be unreasonably withheld by SUNEVA. Such marketing materials shall contain all required regulatory requirements, copyright, trademark and accreditation notices as requested by SUNEVA.

2.8	St. Nova shall:

2.8.1	use commercially reasonable efforts to maximize sales of the Product(s) in the Territory through activities such as advertising, direct mail, participation at local or regional trade shows, and similar activities;

2.8.2	use commercially reasonable efforts to develop a robust distribution network in all major markets in the Territory;

2.8.3	directly and actively promote and sell the Product(s) at all times within the Territory and during the Term;

2.8.4	develop an appropriate number of Product injector trainers (as mutually agreed with SUNEVA) with adequate medical backgrounds, and who will be trained by SUNEVA-certified Product physician trainers;

2.8.5	furnish SUNEVA with such quarterly reports of sales and market conditions during JOC meetings or as SUNEVA may reasonably require;

2.8.6	manage and implement mutually-agreed upon clinical programs, grant studies, and market development efforts in the Territory. Such clinical and development programs will be paid for by St. Nova but subject to review and approval by SUNEVA;

2.8.7	maintain an adequate organization of well-trained and qualified personnel to effectively perform all of its duties hereunder;

2.8.8	comply fully with its obligations under labor, tax, social welfare and other laws relating to its personnel;

2.8.9	not knowingly hire any personnel in violation of any restrictive covenants contained in any agreement with a third party or any other obligations owed to any third party, and St. Nova shall use commercially reasonable efforts such that none of its sub-distributors, agents, officers, directors, employees or representatives shall do so;

2.8.10	conduct its business in a professional manner which will reflect positively upon SUNEVA and its Product(s);

2.8.11	at St. Nova’s expense, prepare and produce marketing materials (to be approved by Suneva per 2.8.12 below) needed to promote the Product(s) in the Territory, provided that the need for such marketing materials shall be determined solely by St. Nova;

2.8.12	provide SUNEVA materials and other information relating to its proposed marketing and promotional activities (accompanied by a certified translation into English) and shall not use any such material without first obtaining the express written consent of SUNEVA management whose consent will not be unreasonably withheld; in case no reply from Suneva within seven (7) business days of the written notice of the materials and promotional activities is forthcoming, such materials and activities will be deemed approved by Suneva;

2.8.13	cooperate with SUNEVA in sales or promotional programs prepared by SUNEVA, provided that the expense thereof to St. Nova shall be reasonable under the circumstances;

2.8.14	not, and shall cause its sub-distributors to not, make any materially misleading or untrue statements concerning the Product(s);

2.8.15	not, and shall cause its sub-distributors, agents and representatives to not, sell, distribute, market, advertise or solicit purchase orders for any other injectable dermal filler containing non-hyaluronic acid gel with PMMA;

2.8.16	keep, for at least three (3) years after termination of this Agreement, records of all Product(s) sales and customers reasonably sufficient to adequately administer a recall of any Product(s) and to fully cooperate with any decision by SUNEVA to recall, retrieve and/or replace any Product(s);

2.8.17	keep SUNEVA reasonably informed of relevant market trends, customer needs, competitive activity, economic and regulatory conditions and St. Nova’s sales and inventory of Product(s);

2.8.18	execute, and require its customers to execute, subject to Applicable Law such license, proprietary data or other agreements as SUNEVA may reasonably require to satisfy its obligations under license and other agreements with third parties;

2.8.19	promptly advise SUNEVA of any change in St. Nova’s ownership or management;

2.8.20	use best efforts to control parallel imports to and exports from the Territory;

2.8.21	use best efforts to prevent and report to SUNEVA any Product(s) counterfeiting, and take commercially reasonable actions reasonably requested by SUNEVA to eliminate any such activity associated with the Product(s) in the Territory;

2.8.22	enforce the Product(s) trademark and not promote any other injectable dermal filler meeting the specification described in Section 2.8.15 above during the Term of this Agreement;

2.8.23	obtain Territory Regulatory Approval in the PRC at its own expense on or before December 31, 2018. Should St. Nova fail to obtain regulatory approval of the Product(s) on or before such date, this Agreement will, at SUNEVA’s sole discretion, either terminate or become non-exclusive;

3	TERRITORY REGULATORY APPROVAL

3.1	St. Nova will undertake to prepare and file the application(s) for Territory Regulatory Approval according to the Partnership Plan. Wherever possible, such Territory Regulatory Approval(s) will be held by or in the name of a mutually-agreed upon escrow agent subject to an escrow agreement and subject to the license provided by this Agreement. At the termination or expiration of this Agreement, the escrow agent will, upon written notice by SUNEVA of such termination or expiration, transfer Territory Regulatory Approval(s) to SUNEVA or its designee. At no time and under no circumstances will St. Nova make any claim to ownership of Territory Regulatory Approval(s) independent of the license contained in this Agreement.

3.2	SUNEVA shall not, unless so instructed by St. Nova or its Agent or required by Applicable Law, communicate with Territory Regulatory Authority. Should Territory Regulatory Authority communicate with SUNEVA, SUNEVA will notify and provide St. Nova with copies of all such communications.

3.3	Each Party shall immediately notify the other Party of any inspections by any Governmental Authority or the Territory Regulatory Authority or any other regulatory issues related to the Product(s). Each Party shall also have the duty to immediately notify the other Party if it becomes aware of any concern related to the efficacy or safety of Product(s).

3.4	SUNEVA shall have final approval over all labels, labeling, indications or claims regarding the Product(s) submitted to Territory Regulatory Authority. SUNEVA shall, in its sole discretion, have final approval for any matter that affects, or could reasonably affect, Territory Regulatory Approval for the Product(s).

4	SUNEVA’S COVENANTS

4.1	Upon receipt and acceptance of orders under Section 5 hereof, SUNEVA shall make reasonable commercial efforts to manufacture the Product(s) and to supply such Product(s) to St. Nova with one shipment (consisting of one or more cold boxes) per quarter (unless more frequent shipments are agreed to in writing), pursuant to forecasts and purchase orders placed by St. Nova in accordance with this Agreement.

4.2	According to the Partnership Plan, SUNEVA shall provide up to 25 kits (of 5 syringes per kit) of the Product(s) free of charge based on documented need to obtain Territory Regulatory Approval(s). The parties shall work together to adjust this number up or down based upon the approved material testing and clinical trial protocol and other regulatory requirements when fully known and mutually agree on any compensation to Suneva that may be necessary for additional Product(s) supply.

4.3	SUNEVA may, upon reasonable notice with respect to any Product(s) and without liability to St. Nova, alter the specifications for any Product(s) as required by Applicable Law or, in SUNEVA’s sole and exclusive judgment, as needed to maintain competiveness in Territory or any other market. SUNEVA will make such modified Product(s) containing collagen and PMMA microspheres available to St. Nova under same terms of this Agreement. In any event, SUNEVA is and shall remain able to supply the Product(s) in current specification as of the Effective Date of this Agreement, unless Applicable Law prohibits it from doing so.

4.4	SUNEVA represents and warrants that it possesses complete distribution rights for the Product(s) in the Territory. Subject to the terms of this Agreement, SUNEVA hereby grants exclusive distribution rights to St. Nova for the Product(s) in the Territory. SUNEVA further represents that, after reasonable inquiry, it is aware of no legal barriers, beyond those pertaining to regulatory approval in the Territory that would prevent St. Nova from adequately-exercising the distribution rights granted herein. Specifically, Suneva represents and warrants that, after a reasonable inquiry, it is aware of no legal threat to the distribution of Product(s) in the Territory posed by any valid intellectual property related to the product known as Artecoll.

4.5	All Products will be shipped with no less than fifteen (15) months shelf life at the time of shipment.

5	RECEIPT AND DISTRIBUTION OF THE PRODUCT BY ST. NOVA

5.1	St. Nova shall, at its sole expense, maintain, transport and store Product(s) at all times within the approved storage and transportation conditions (including, without limitation storing and transporting the Product(s) at a temperature of 2 to 8 degrees C°) as necessary to maintain Product(s) integrity.

5.2	St. Nova shall maintain temperature traces for each shipment, from SUNEVA’s facility through final holding cold storage area (prior to further distribution, if applicable). This data must remain on file and be provided to SUNEVA upon request to validate constant Product(s) temperature compliance.

5.3	St. Nova shall not change, alter, modify, rebrand, or tamper with the Product(s) or packaging in any way other than, with SUNEVA’s prior express written consent, to repackage or translate the package container, IFU, or other packaging modification necessary to comply with Applicable Law.

6	FORECASTS, ORDERS, DELIVERY AND PURCHASE OBLIGATIONS

6.1	Pursuant to Partnership Plan the following launch procedure shall apply: When SUNEVA concludes and provides notice that, in its sole and exclusive judgment, Territory Regulatory Approval in the respective part of the Territory is likely to be received within a six (6) month time frame, the parties shall meet and agree upon an estimated Launch Date for the Product(s). The agreed upon Launch Date shall in no event be later than sixty (60) days from the date Territory Regulatory Approval is actually obtained. In the event the Parties are unable to agree upon a Launch Date within thirty(30) days after SUNEVA provides the aforementioned notice, the Parties agree that the Launch Date shall be sixty (60) days from Territory Regulatory Approval. Within ten (10) days of reaching such agreement (or failing such agreement, within ten (10) days from the date Territory Regulatory Approval is actually obtained) St. Nova shall send to SUNEVA an initial purchase order for such Product(s) to be purchased by St. Nova, prior to the Launch Date. Such initial purchase order shall function as a Launch Notice.

6.2	For the Territory, and as detailed in the Partnership Plan, the following forecasting and ordering procedure shall apply: No later than six months following the agreed upon Launch Date (and every six months thereafter), St. Nova shall provide to SUNEVA a rolling 12-month forecast of the amount of such Product(s) to be ordered for delivery during each six month period forecast. Every six months thereafter St. Nova shall update the rolling forecast with its desired purchase amounts for the subsequent four quarters. Should St. Nova wish to increase the original forecast amount by greater than 25%, SUNEVA shall use best efforts to satisfy this additional demand. St. Nova shall use all reasonable efforts to make each forecast as accurate as possible.

6.3	On or before the first day of each calendar quarter following the Launch Date of the Product, St. Nova shall place written, firm, non-cancellable purchase order(s) with SUNEVA for the quantities (consistent with 6.2 hereof) and the delivery dates (consistent with SUNEVA’s then current lead times) of each Product(s) that it desires to purchase under this Agreement for commercial use; provided, however, that where the purchase order adds to or is in conflict with the terms and conditions of this Agreement, this Agreement, and not such standard terms and conditions set forth in the purchase orders, shall govern the purchase and sale of the Product(s). St. Nova agrees to place such purchase orders at least ninety (90) days in advance of the specified delivery date, unless otherwise agreed to in writing by the parties. Save in case of Force Majeure, SUNEVA is obliged to use best efforts to supply the Product(s) in accordance with the purchase orders and on or prior to the designated delivery date.

6.4	St. Nova shall at all times maintain the minimum purchase obligations of the Product(s) set forth on Schedule C as subsequently amended pursuant to the Partnership Plan.

6.5	Delivery terms for all Product(s) (including no-charge Product(s)) are FOB Origin, SUNEVA’s Facility (Incoterms 2000). All transportation, storage, distribution, and maintenance costs of Product(s) (and if required by Territory Regulatory Authority, skin tests) shall be borne by St. Nova.

6.6	As detailed in Schedule C, SUNEVA will provide no-charge Product(s) during the Term to support Product(s) training and medical education, as follows:

6.6.1	Following Territory Regulatory Approval:

For purchase of up to $1,500,000 annually: 1 no-charge Bellafill kit (5 syringes) per every 10 Bellafill kits (50 syringes) purchased.

For purchase of >$1,500,000 and up to $3,000,000 annually: 2 no-charge Bellafill kits (10 syringes) per every 10 Bellafill kits (50 syringes) purchased.

For purchase of >$3,000,000 annually: 3 no-charge Bellafill kits (15 syringes) per every 10 Bellafill kits (50 syringes) purchased.

The primary intended use of said no-charge kits is for training of physicians (not for resale) in the Territory, marketing and promotion, however it is understood that some free goods distributed to physicians in the Territory may be resold and that St. Nova has discretion in this matter so long as all other terms of this Agreement are honored. As subsequent Territory Regulatory approval(s) is/are obtained, e.g. for the PRC, Macau or Taiwan,, the same ratio of free to purchased goods will apply so long as St. Nova exceeds the prior year’s agreed upon Minimum Milestones.

6.6.2	If skin tests are required by Territory Regulatory Authority, SUNEVA will provide one no-charge skin test kit (5 x 0.3cc skin test syringe) for every one Bellafill kit purchased; provided that St. Nova shall not charge any party, customer, doctor or otherwise for such skin test kits.

7	COMPLIANCE WITH LAW

7.1	It shall be the responsibility of St. Nova and SUNEVA, respectively, to follow all procedures and take all actions that are necessary or required for agreements of this type by Applicable Law.

7.2	Neither party shall be obligated to carry out or perform any term of this Agreement if performance constitutes a violation of Applicable Law. In such an event, the other terms of this Agreement shall continue as reasonably possible in the circumstance and the parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that performance of this Agreement as so amended will not involve any such violation.

8	PRODUCT COMPLAINTS

8.1	Each Party shall cooperate fully with the other Party in dealing with customer complaints concerning the Product and shall take reasonable action to resolve promptly and follow up with regard to such complaints as required by Regulatory Authority or Applicable Law.

8.2	Without limiting the generality of the foregoing, St. Nova shall:

8.2.1	notify SUNEVA in a timely manner as required by Regulatory Authority or Applicable Law in the Territory all such complaints that indicate a potentially significant effect involving the safety or efficacy of the Product(s) and/or involving a patient or end user;

8.2.2	provide copies to SUNEVA within a commercially reasonable time of all customer complaints received by St. Nova relating to the Product(s); If the customer complaint is related to a patient safety concern, St. Nova is to notify SUNEVA within 48 hours of becoming aware of such issue.

8.2.3	keep and maintain records of all customer complaints received by St. Nova relating to the Product(s); and

8.2.4	otherwise provide such assistance and information as SUNEVA reasonably requests to fulfill SUNEVA’s complaint handling obligations for the Product(s).

8.3	Any Product(s) complaints must be adequately investigated and addressed appropriately. However, subject to Applicable Law and Territory Regulatory Authority, corrective action shall be taken by St. Nova only if and when SUNEVA notifies St. Nova in writing requesting that such a corrective action plan that SUNEVA subsequently approves be implemented, and further provided that SUNEVA shall solely bear the cost for such corrective action, except where the corrective action is mandated by Territory Regulatory Authority in which case costs will be allocated pursuant to Section 11.4.

9	ADVERSE EVENT REPORTING

9.1	St. Nova shall be responsible for reporting to SUNEVA any adverse device events, malfunctions, incidents, near incidents and other such events related to the Product(s) pursuant to the Applicable Law in the Territory.

9.2	St. Nova shall provide such assistance and information as SUNEVA reasonably requests to fulfil its adverse event reporting obligations for the Product(s), as required by Territory Regulatory Authority and Applicable Law.

9.3	St. Nova shall keep and maintain records of all customer complaints received by St. Nova relating to the Product(s) as required by Territory Regulatory Authority or Applicable Law and provide copies to SUNEVA upon request.

10	GOOD MANUFACTURING PRACTICES

10.1	SUNEVA is responsible for ensuring that all Products are designed and manufactured in material compliance with cGMP, including FDA’s Good Manufacturing Practices, which are now codified in the Quality System Regulation (“QSR”), as well as international quality system standards, such as ISO 13485:2003 (or later version(s) thereof), as necessary.

10.2	St. Nova is responsible for ensuring that it conducts any quality related activities in reasonable compliance with the requirements of the Territory Regulatory Authority.

11	PRODUCT RECALLS

11.1	If St. Novain good faith determines that a recall involving the Product(s) may be warranted, St. Nova shall immediately notify SUNEVA in writing and shall advise SUNEVA of the reasons underlying its determination that a recall or product correction may be warranted. SUNEVA shall retain full authority and responsibility for making recall decisions and implementing such actions, unless Governmental Authority mandates St. Nova to do so.

11.2	If SUNEVA decides to conduct a recall, SUNEVA will provide written notice to St. Nova within twenty-four (24) hours of such decision, and a summary of the reason for and implementation of such action. SUNEVA shall provide such information as St. Nova may reasonably require to prepare any additional customer notification of such recall, which notification shall be issued by St. Nova, with SUNEVA’s approval.

11.3	Any such recall by either party shall be handled in accordance with the policies and procedures maintained by both parties. SUNEVA shall submit to St. Nova for submission to Governmental Authority any necessary reports, as required under the Applicable Law, including 21 C.F.R. Part 806, and shall be responsible for drafting any recall notifications with respect to the Product(s). St. Nova shall notify Governmental Authority of such recall, in accordance with Applicable Law once SUNEVA has officially notified St. Nova.

11.4	The Party whose actions or inaction created the circumstances necessitating the recall shall reimburse the other Party for all reasonable out-of-pocket costs and expenses associated with conducting the recall.

11.5	During the term of this Agreement, St. Nova shall maintain records of all sales of the Product(s) and customers resonably sufficient to adequately administer a recall, market withdrawal or correction. Immediately upon termination or expiration of this Agreement, St. Nova shall provide SUNEVA with a copy of all distribution records relating to the Product(s).

12	GOVERNMENTAL INSPECTIONS AND INQUIRIES

12.1	St. Nova shall promptly, and in any event within three (3) business days after the date of receipt of notice, notify SUNEVA in writing of, and shall provide SUNEVA with copies of, any correspondence and other documentation received or prepared by St. Nova in connection with any of the following events to the extent necessary to meet the requirements of any Governmental or Territory Regulatory Authority, as it relates to the Product(s):

12.1.1	receipt of a regulatory letter, warning, recall notice, notice of inspection or similar communication from any Governmental or Territory Regulatory Authority in connection with the storage, marketing, advertisement, sale and/or distribution of the Product(s); and

12.1.2	any Governmental or Territory Regulatory Authority’s comments relating to the Product(s) that may require a response or action by SUNEVA.

12.2	Without limiting the generality of the foregoing, in the event that St. Nova or any Agent receives a letter or comments from any such Governmental or Territory Regulatory Authority in connection with any of the Product(s) that requires a response or action by SUNEVA, St. Nova shall promptly provide to SUNEVA any data or information in its possession or control required in preparing such response that relates to storage, marketing, advertising, sale or distribution of the Product(s), and St. Nova will cooperate fully with SUNEVA in preparing such response.

12.3	In the event any facility that is used by St. Nova or any agent to store, market, advertise, distribute or sell any Product(s) is inspected by representatives of any Governmental or Territory Regulatory Authority, St. Nova shall notify SUNEVA promptly upon learning of such inspection and shall supply SUNEVA with copies of any correspondence that relates to such inspection. SUNEVA may, at its election, send representatives to, and may participate in any portion of such inspection that relates to any of the Product(s). St. Nova shall furnish to SUNEVA copies of all material information supplied to, or supplied by, such Governmental or Territory Regulatory Authority, including observations and responses within five (5) business days after the delivery of such information by the Governmental or Territory Regulatory Authority.

12.4	St. Nova shall provide SUNEVA with a copy of any response related to such visit or inspection for SUNEVA’s review and comment prior to submission of the response. St. Nova shall provide SUNEVA with a copy of the final response promptly after it is submitted to the Governmental or Territory Regulatory Authority.

12.5	In the event any Governmental or Territory Regulatory Authority detains or seizes any Product(s) in the custody or control of St. Nova or its agents, St. Nova shall promptly send retained samples of each applicable Product and duplicate reports relating to such seizure to SUNEVA, provided that such action does not violate Applicable Law.

13	AUDITS

13.1	Within a reasonable time and after written notice, but no later than one- hundred and twenty (120) days’ after this Agreement has been signed, St. Nova shall be open to SUNEVA conducting an initial audit, inspection, examination or evaluation, during normal working hours at any time (unless an audit or inspection is than being conducted by Regulatory Authority), for the purpose of placing St. Nova on the Approved Supplier/Distributor List.

13.2	Within a reasonable time, but no later than thirty (30) days’ after prior written notice, is given by SUNEVA, the facilities that are used by St. Nova or any agent to store, market, advertise, distribute or sell any Product(s) shall be open to audit, inspection, examination and evaluation, during normal working hours at any time (unless an audit or inspection is then being conducted by Regulatory Authority), and no more than once per calendar year (unless deemed necessary by Suneva, due to a product recall, event, complaint and or other related action(s) which may require an on-site audit, inspection and or visit), by SUNEVA or its authorized representatives to the extent reasonably necessary to evaluate St. Nova’s or agent’s compliance with Applicable Law, and other requirements of this Agreement in connection with its performance under this Agreement. During such audit, inspection, examination or evaluation, St. Nova or its agent shall permit SUNEVA or its authorized representatives to inspect and audit records reasonably necessary to evaluate St. Nova’s compliance with Applicable Law, and other requirements of this Agreement in connection with its performance under this Agreement.

14	PRODUCT MODIFICATIONS

14.1	St. Nova shall not change, alter, modify, rebrand, or tamper with the Product(s) in any way other than to affix a SUNEVA approved label to the package or translate the package container, and/or IFU, necessary to obtain or maintain Territory Regulatory Approval, without prior written approval and review from SUNEVA.

14.2	All translations shall be subject to review and approval by SUNEVA prior to any use by St. Nova.

14.3	Any and all affixed labels and/or translations to the Product(s) packaging must be approved in advance by SUNEVA.

15	JOINT OPERATING COMMITTEE

15.1	Governance and Reporting.

15.1.1	The parties shall form a Joint Operating Committee (JOC) within sixty (60) days of the Effective Date to coordinate efforts, communicate information, data and maximize the Product(s) potential in the Territory. The JOC will meet quarterly, with at least one face-to-face meeting per year. Both companies will assign at least one senior person to the JOC with the principal representative for each company being at least a Director level manager.

15.1.2	At each JOC, SUNEVA shall update St. Nova on new products clinical results, marketing strategies and implementation outside of the Territory, coordination, production plan updates, and manufacturing changes for the Product(s). SUNEVA will also provide guidance on ex-Territory commercial best practices and clinical study results that would benefit the Product(s) in the Territory.

15.1.3	At each JOC, St. Nova shall provide an update on sales and marketing, customer plans, programs, adoption, and financial results. St. Nova shall also provide a yearly financial summary of Product(s) in the Territory including aggregate sales, sales by customer, and the expense budget associated with Product(s) sales.

15.1.4	Within sixty (60) days of the Effective Date and thereafter once a year no later than March 1, St. Nova shall provide the JOC a yearly update to the Partnership Plan for the Product(s) in the Territory for review at the JOC. Such updated Partnership Plan will outline commercial, clinical, regulatory, and other functional area goals, strategies, and implementation plans.

15.1.5	Subject to the requirements of this Agreement, St. Nova shall have final decision making responsibility for any commercial decision related to the Product(s) in the Territory other than decisions related to labeling, regulatory filings, communication, clinical development plans, and submissions which must be mutually agreed upon by the JOC. Additionally, both parties will mutually agree on Regulatory decisions, strategy, and regulatory agency filings for the Product(s) in the Territory.

16	PRODUCT RETURNS

16.1	Returns shall only be authorized due to a defect or suspected defect reasonably demonstrated to SUNEVA, and must be authorized in writing by SUNEVA with an appropriate returned goods authorization number prior to the return of any Product(s). Defective Product(s) returned must, wherever possible, be unopened and undamaged, and must be received within ninety (90) days of receipt by St. Nova for replacement or credit. Product(s) returned after ninety (90) days will not be accepted for return. No cash refunds will be issued for returns of Product(s) unless it is a recall, permanent product defect, confirmed customer complaint related to the product, etc.; credits for such returns will be applied to the account of St. Nova.

17	PRODUCT PRICE AND PAYMENT

17.1	St. Nova shall pay SUNEVA a fixed price for the Product(s) as set forth in Schedule C.

17.2	[This Section Intentionally Omitted]

17.3	All payments shall be in United States Dollars exclusive of any withholding, VAT or other taxes and to clarify and without limitation, St. Nova shall pay all taxes, VAT, duties, other governmental assessments, insurance, shipping and all similar charges however labeled. In no event shall St. Nova be responsible for any taxes based on SUNEVA’s net income nor shall SUNEVA be responsible for any taxes based on St. Nova’s income.

17.4	St. Nova shall assume full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement unless otherwise provided herein, including but not limited to all rents, salaries, commissions, advertising, translations of documents and materials, demonstration, travel and accommodation for the employees, agents, representatives or other personnel of St. Nova.

17.5	Prices do not include, and St. Nova shall be responsible for, all excise, sales, use, value added and other taxes, including any goods and services tax payable in the Territory and excluding only any U.S. tax on the net income of SUNEVA.

18	INTELLECTUAL PROPERTY RIGHT, TRADEMARKS, CONFIDENTIALITY, AND PROCESS TRADE SECRETS

18.1	St. Nova acknowledges and agrees that SUNEVA owns the Technical Information, and all industrial and intellectual property rights of any kind or relating to the Technical Information, including the right to patents, registered or other designs, copyright, trademarks or trade names, and any other confidential information related to the Product. Nothing contained in this Agreement shall be effective to give St. Nova any rights of ownership in or to the Technical Information, or any intellectual property owned by SUNEVA, whatsoever.

18.2	SUNEVA has established or is in the process of establishing a global international brand name and trademark for the Product(s) (“Product Brand”). Such trademark and brand will be used by St. Nova at a mutually agreeable time in the Territory unless there is a regulatory restriction or prevention of such brand name. SUNEVA will work in good faith with St. Nova to insure such brand name and Trademark is mutually acceptable but final decision with international brand name and Product trademark shall be SUNEVA’s.

18.3	During the Term of this Agreement, SUNEVA grants to St. Nova an exclusive license for use only in the Territory to the trademarks and any domain name(s) listed in Schedule B and the Product Brand (“SUNEVA’s Marks”) for the sole and exclusive purpose of marketing and selling Product(s) in the Territory. SUNEVA may inspect and monitor St. Nova’s use of the SUNEVA Marks. St. Nova is not granted any right, title or interest in the SUNEVA Marks other than the foregoing limited license, and St. Nova shall not use any SUNEVA Marks as part of St. Nova’s business, entity, corporate or trade name or permit any third party to do so. Any and all goodwill generated by St. Nova’s use of the SUNEVA Marks shall inure solely to the benefit of SUNEVA.

18.4	Unless otherwise agreed by SUNEVA in writing, St. Nova shall not identify Product(s) by any designation other than the Product Brand.

18.5	St. Nova shall use SUNEVA Marks solely with respect to Product(s) purchased from SUNEVA as provided in this Agreement, and only in accordance with the standards of quality established or approved by SUNEVA or its designee.

18.6	SUNEVA is, and at all times shall remain the owner of SUNEVA’s Marks. St. Nova will not at any time do, cause to be done, and will use reasonable commercial efforts such that none of its employees, agents, contractors and subcontractors, commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership. All use of SUNEVA’s Marks, and goodwill accruing therein, shall inure to the benefit of and be on behalf of SUNEVA or its Affiliates. Nothing in this Agreement provides St. Nova any right, title or interest in the Trademarks other than the right to use the Trademarks solely within the Territory in accordance with this Agreement. In the event that St. Nova acquires any rights in the Trademarks in connection with St. Nova activities pursuant to this Agreement, St. Nova shall assign, and hereby does assign, to SUNEVA or its Affiliates all such rights, including any related goodwill.

18.7	St. Nova shall not operate an Internet site that references any of the Products or the SUNEVA Marks (“St. Nova Web Site”) without the prior written consent of SUNEVA. In consideration of SUNEVA allowing St. Nova to reference the Product(s) or use the SUNEVA Marks in St. Nova’s Web Site, SUNEVA may provide and St. Nova shall post on the St. Nova Web Site, mandatory content, including but not limited to privacy policies, terms of use, copyright and trademark notices, and graphics and trademark policies. Subject to SUNEVA’s prior written consent, St. Nova shall prominently provide on the Product home page of the St. Nova Web Site a link to SUNEVA’s Internet site in location, style, size and manner specified by SUNEVA. St. Nova shall be limited to using SUNEVA Marks in connection with the Internet as follows:

18.7.1	The use must be in compliance with Applicable Law regarding advertising of regulated products and/or pharmaceuticals on the Internet and must be approved by SUNEVA prior to such use;

18.7.2	No license is granted to use or obtain rights to any “.com” generic code domain, or any other such top-level domain, for any Trademark. All domain names containing the Trademark will be registered and maintained by and in the name of SUNEVA or its designee;

18.7.3	Appropriate disclaimers must be included in any website to the effect that it is intended for residents within the Territory only; and

18.7.4	In using any of the Trademarks on the Internet, St. Nova will not have and will not represent in any way that it has any title or right to the ownership or registration or their use, except as provided in this Agreement. St. Nova will at all times indicate that each of the Trademarks is a trademark of SUNEVA and is used under license.

18.7.5	St. Nova may not use any SUNEVA Marks in connection with any domain name, directory, address, locator, linking, co-branding, metatag, or with any other Internet search strategy.

18.8	St. Nova shall provide prompt notice to SUNEVA of any infringement or potential infringement of the SUNEVA Marks by a third party and of any challenge to its use of the SUNEVA Marks by a third party. SUNEVA shall have the sole right, but not the obligation, to enforce any such Trademarks against such Third Party infringer, in its discretion, and to settle or compromise any such possible infringement by taking such action as SUNEVA may determine in its sole and absolute discretion using counsel of their choice. St. Nova shall cooperate fully with SUNEVA in any legal action taken by SUNEVA against such third parties, provided that SUNEVA shall pay all expenses of such action and all damages which may be awarded or agreed upon in settlement of such action shall accrue to SUNEVA.

18.9	St. Nova agrees not to use or contest, during or after the Term of this Agreement, any SUNEVA Marks anywhere in the world (or any name, mark or designation similar thereto).

18.10	St. Nova shall not remove or alter any SUNEVA trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Product(s), documentation or containers or packages.

18.11	St. Nova shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of SUNEVA’s Marks, or oppose any such registration by SUNEVA. Upon termination of this Agreement, St. Nova shall immediately cease any use of the SUNEVA Marks in any manner other than in connection with the disposal of inventory remaining at such time. To effectuate the purposes of this provision, St. Nova shall sign and deliver any documents and perform all further acts as may be reasonably requested by SUNEVA.

19	RELATIONSHIP OF SUNEVA AND ST. NOVA

19.1	Notwithstanding anything set forth herein to the contrary, the relationship between SUNEVA and St. Nova that is created by this Agreement shall be that of independent contractors, vendor and purchaser, and not that of a partnership, franchise, employment, principal or agent, or joint or co- ventures. In the performance of this Agreement, St. Nova shall have no authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of SUNEVA, or to bind SUNEVA or its Affiliates in any manner whatsoever and SUNEVA shall have no authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of St. Nova or to bind St. Nova or its Affiliates in any manner whatsoever. Each party shall indemnify the other party for any claim asserted by any third party that the acts of such party or any of its Affiliates created any obligation or responsibility of the other party other than as expressly set forth in this Agreement.

19.2	If this Agreement is terminated for any reason, neither party shall thereafter use, or permit anyone else under its control to use, the other’s name in the promotion of its business or the offer for sale of any goods and neither party shall package or label any goods in a manner that the other party hereto might reasonably consider to be imitative of any goods sold by such party, provided that each party shall have the right to nominative use of the other party’s name in a factually accurate manner.

20	WARRANTIES LIMITATIONS OF LIABILITY

20.1	St. Nova hereby represents and warrants to SUNEVA that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	no approval, action or authorization by any Governmental Authority is required for St. Nova’s execution and performance hereof (except for Territory Regulatory Approval) which has not already been obtained;

(c)	following reasonable inquiry, it is not aware of any legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder.

20.2	Subject to Section 20.3 below, SUNEVA hereby represents and warrants to St. Nova that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	no approval, action or authorization by any Governmental Authority is required for SUNEVA’s execution and performance hereof which has not already been obtained;

(c)	following reasonable inquiry, it is not aware of any legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder.

20.3	Disclaimer of Warranties. SUBJECT TO SECTION 10.1, SUNEVA GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS OR THE SUNEVA MARKS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT THAT THE PRODUCTS ARE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP.

20.4	SUBJECT TO SECTION 21 INDEMNIFICATION, ST. NOVA AGREES THAT SUNEVA SHALL NOT BE LIABLE TO ST. NOVA OR ANY OF ITS AFFILIATES OR SUBDISTRIBUTORS OR ANY THIRD PARTY FOR ANY LOSS OR DAMAGE INCLUDING, WITHOUT LIMITATION, ANY CAUSED BY THE PRODUCTS UNDER THIS AGREEMENT OR ANY OTHER PERFORMANCE UNDER THIS AGREEMENT, EXCEPT IN THE CASE WHERE SUCH LOSS OR DAMAGE COMES FROM DEFECTS IN THE PRODUCTS.

20.5	NEITHER PARTY SHALL HAVE ANY LIABILITY OF ANY KIND TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY THE OTHER PARTY OR ANY THIRD PARTY.

20.6	IN NO EVENT SHALL SUNEVA BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY ST. NOVA, TO SUNEVA UNDER THIS AGREEMENT DURING THE PRECEDING SIX (6) MONTH PERIOD BEGINNING WITH ST NOVA’S MOST RECENT ORDER UNLESS DUE TO CONFIRMED DEFECTS IN THE PRODUCT. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

21	INDEMNIFICATION

21.1	St. Nova agrees to indemnify SUNEVA against and hold SUNEVA and its employees, officers, directors and Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breaches by St. Nova of representations, warranties, conditions, covenants or agreements contained in this Agreement;

(b)	any other misrepresentation or breach of this Agreement by St. Nova or its agent;

(c)	any claim, express, implied or statutory made by St. Nova, its agents, Affiliates or its sub-distributors, (except to the extent that such claim has been approved by Territory Regulatory Authority and authorized in writing by SUNEVA) as to the efficacy or safety of the Product or the use to be made by any purchaser of the Product(s)(except in the case where such loss or damage comes from defects in the Product(s));

(d)	St. Nova’s or any agent’s negligent acts or omissions or willful misconduct in the use, import, marketing, promotion, advertising, distribution and sale of the Products, including but not limited to St. Nova’s or agent’s promotional or advertising materials for the Product(s);

(e)	any statements, claims, representations or warranties made by St. Nova or its agents relating to the Product(s), other than as authorized in writing by SUNEVA:

(f)	any infringement or claim thereof of any patent, copyright, trademark, service mark, trade name, trade secrets, domain names, or any other property right of a third party arising from the use by St. Nova or any agent of (i) any symbol, insignia, name or identifying characteristic other than the SUNEVA’s Marks, (ii) any combination of any SUNEVA Mark with any materials not provided or approved by SUNEVA, (iii) any modification to the Product(s) not made by SUNEVA, or (iv) any use of the Products not authorized or certified by SUNEVA or by the SUNEVA technical and sales literature and materials;

(g)	any intentional or negligent violations by St. Nova or any agent of any Applicable Law; and

(h)	any contractual relations between St. Nova or any agent and a third party.

21.2	Subject to the limitations contained in Section 20.6 above, SUNEVA agrees to indemnify St. Nova against and hold St. Nova and its employees, officers, directors and Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits unless such amount is included in amounts paid or payable by St. Nova to third parties), liability, damage, claim, cost and expenses (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breaches by SUNEVA of representations, warranties, conditions, covenants or agreements contained in this Agreement;

(b)	any other misrepresentation or breach of this Agreement by SUNEVA or its agent;

(c)	any claim, express, implied or statutory, made by a third party for bodily injury, personal injury, death and property damage caused by defects in the Product(s) and defective Product(s) information submitted by SUNEVA or its agent;

(d)	any negligent acts or omissions or willful misconduct by SUNEVA or its agent in connection with the manufacturing and exporting of the Product(s) including but not limited to any technical and sales literature and materials provided by SUNEVA or its agent;

(e)	any statements, claims, representations or warranties made by SUNEVA or its agent relating to the Product(s);

(f)	any intentional or negligent violations by SUNEVA or its agent of any Applicable Law;

(g)	any contractual relations between SUNEVA or any agent and a third party; and

(h)	any claim for infringement or alleged infringement of third party intellectual property by the Technical Information, any Product trademark, the Product Brand or the Product(s) or the sale or use thereof.

21.3	If St. Nova or any of its Affiliates or SUNEVA or any of its Affiliates (in each case an “Indemnified Party”) receives any written claim which it believes is the subject of indemnity hereunder by SUNEVA or St. Nova, as the case may be, (in each case as “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

21.4	The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

21.5	No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

21.6	Each of the parties agrees that it will not disclose or use any Confidential Information of the other party that it may acquire at any time during the term of this Agreement without the prior written consent of such party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants, sub-distributors or agents to enter into similar confidentiality agreements in relation to such Confidential Information. St. Nova also acknowledges and agrees that the Product is made in accordance with highly proprietary trade secrets of SUNEVA and that it shall not disclose such trade secrets and shall prevent disclosure thereof and further it shall not and shall not permit other to discover by reverse engineering or otherwise any of such trade secrets. St. Nova will not disclose any information regarding the production, engineering, GMP or GLP standards, to any other party without the express written consent of SUNEVA.

21.7	The obligations undertaken by each party under this Section shall continue in force for a period of five (5) years following the termination or expiration of this Agreement except with respect to SUNEVA trade secrets for which the obligations hereunder shall not expire and shall continue after the termination or expiration of this Agreement regardless of the cause.

21.8	As used in this Agreement, the term “Confidential Information” shall mean all information of disclosed to or observed by or discovered by both parties, including without limitation customer lists, information that is embodied in the Product(s), or any information regardless of the form in which it is disclosed that relates to a party’s markets, customers, products, patents, inventions, procedures, manufacturing, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general. The parties expressly agree that due to the substantially discounted pricing terms to St. Nova, it is of the essence that St. Nova not disclose the pricing terms in Schedule C to any third-party. It is further agreed that any breach of this Section 21 shall be a material breach and cause for termination under Section 22.3.

21.9	The obligations contained in this Section 21 do not apply to any information:

(a)	which was at the time of receipt by a party in the public domain through no fault or act of the receiving party or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party’s duty of confidentiality;

(b)	which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

(c)	which was independently developed by the receiving party without the use of or reliance on Confidential Information of the other party;

(d)	which was provided to the receiving party by a third party under no duty of confidentiality; and

(e)	which is required to be disclosed by law but only for the purpose of providing it to such governmental agencies, provided, however, prompt prior notice thereof shall be given to the disclosing party and disclosure shall be limited to the maximum extent possible.

21.10	If any dispute arises with respect to the unauthorized use of Confidential Information, SUNEVA’s Marks or other intellectual property of SUNEVA by St. Nova, or with respect to acts or omissions of St. Nova relating to the Products that negatively impact the reputation of SUNEVA or the Product(s) or the safety of the public, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration.

21.11	Each party agrees to keep confidential, and not to disclose to any third parties, the contents of this agreement, except that such disclosures can be made by a party (i) in confidence to its affiliates, bankers, lawyers, existing investors, potential investors as part of due diligence, accountants and other professional advisors, (ii) in connection with the enforcement of its rights under this Agreement, or (iii) as may be required by law. The existence of this agreement is not confidential.

22	TERM AND TERMINATION

22.1	This Agreement shall be for an initial term commencing as of the Effective Date of this Agreement and continuing until the 10th anniversary of the Effective Date. The Parties may terminate the Agreement for cause as defined in Section 22.3 below.

22.2	After the initial term, this Agreement shall automatically be extended for subsequent two-year renewal terms unless terminated by either party’s providing Notice to the other no less than six months before the end of the initial or any renewal term..

22.3	This Agreement may be terminated by notice in writing by either party for cause as specified in this Section 22.3 below:

22.3.1	by either party if the other party shall default in the performance of any of its other obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; provided, however, that if such default is not capable of being cured within such thirty (30) day period but the party in default initiates and diligently continues good faith efforts to cure such default, such thirty (30) day period shall be extended to a maximum of ninety (90) days; provided, further, however, no such cure period shall apply if St. Nova breaches any of the provisions of this Section 22;

22.3.2	by SUNEVA upon a change in the beneficial ownership of: (i) more than 50% of the voting stock of either party; or (ii) all or a majority (determined by value or most recent year’s annual revenue) of the assets of either party; in favor of any third party (not to include any affiliate of either party).

22.3.3	by SUNEVA if in any year, St. Nova fails to meet or “buy up” the Minimum Milestones (pay to SUNEVA the difference between the actual purchases and the agreed-upon Minimum Milestones).

22.3.4	by SUNEVA upon a violation of the confidentiality provisions at Section 18 or Section 21.8.

22.3.5	by SUNEVA if, in its sole discretion, there is any written and legitimate evidence of St. Nova’s or any subdistributor’s involvement of parallel importing or counterfeiting whether direct or indirect without action by St. Nova to stop such practice.

22.3.6	[This section intentionally left blank].

22.3.7	by either party;

(a)	if the other Party makes a voluntary petition in bankruptcy, insolvency or similar petition;

(b)	upon an involuntary petition in bankruptcy, insolvency or similar petition is made against the other Party;

(c)	if the other Party becomes insolvent or makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets or is liquidated;

(d)	if the enactment or adoption of any Applicable Law makes it illegal, impossible or impracticable to export, import, market, sell and distribute the Product(s) to or in the Territory as contemplated in this Agreement, then upon notice provided to the other Party that specifies the Applicable law and details the reasons why such Applicable Law prevents performance, the prevented-party shall have 90-day period to provide such performance, after which if such asserted prevention by Applicable Law is not addressed satisfactorily to allow for performance, either party may terminate this agreement, and neither party shall be responsible for any ensuing damages resulting from or arising from any such prevented performance.

22.4	Promptly but no later than, thirty (30) days after Termination, St. Nova shall transfer all Territory Product information, data, customer lists, along with a summary of all active commercial, regulatory, and clinical efforts to SUNEVA or its designee. Under no circumstances, however, will Suneva directly or indirectly contact any current or former Territory customers for a period of six (6) months unless required to do so as part of a recall or as otherwise required by Applicable Law.

22.5	Upon termination or expiration of this Agreement, regardless of the cause: (a) all of St. Nova’s rights granted hereunder shall immediately cease and St. Nova shall immediately cease and desist from any further use of Technical Information, SUNEVA’s Marks, or any proprietary information of SUNEVA and immediately cease marketing, promoting or otherwise using the Product(s); (b) St. Nova shall return to SUNEVA or, at SUNEVA’s direction, destroy any and all language translations of sales and technical literature and materials in St. Nova’s (and its agents) possession or control; (c) St. Nova may continue to distribute and sell any Product(s) in its inventory for a period of six(6) months after the date of termination or expiration of this Agreement in such a manner as will not interfere with SUNEVA’s goodwill; (d) St. Nova shall immediately return to SUNEVA all other SUNEVA property, including, but not limited to, all original documents and copies which contain Technical Information or SUNEVA’s proprietary information; and (e) St. Nova shall immediately remove from its (and its agent’s) facilities and other premises all signs, billboards and other similar items bearing any of the SUNEVA Marks or identifying St. Nova(or its agents) as an authorized distributor of SUNEVA or the Product(s). Under no circumstances shall SUNEVA be liable with respect to orders received by SUNEVA after the termination or expiration of this Agreement.

22.6	The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provision for indemnification and the making of any and all payments due hereunder and particularly the provisions of Sections 7, 8, 9, 11, 12, 18, 19, 21, 22, 30, 32, and 33 shall survive the expiration or the termination of this Agreement by either Party for any reason,

23	FORCE MAJEURE

23.1	Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, government decree, government order, required to comply with applicable law, sabotage, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyances for air land or sea, other impediments or hindrances to transportation, government intervention government decree government order, required to comply with applicable law, strikes or other labor disturbances or any other cause beyond the control of the parties, including, without limitation, acts or threats of violence by governmental or non-governmental organizations including so called “terrorist” acts (“Force Majeure Event(s)”). During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of a Force Majeure Event(s), the other party may likewise suspend the performance of all or part of its obligations hereunder, except for the obligation to pay any amounts due and owing hereunder, to the extent that such suspension is commercially reasonable.

24	INSURANCE

24.1	SUNEVA and St. Nova each shall maintain commercially reasonable product liability insurance in an amount sufficient to cover product liability claims against it, respectively, as manufacturer of the Products and distributor of the Product(s) and to provide proof of same upon request

25	NOTICES

25.1	Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by any express mail service providing proof of delivery (e.g. Federal Express, DHL) to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served a date three (3) days after the date of express mail or mail by courier. The parties also agree to provide a copy of any such communications to their respective Chief Executive Officers via e-mail. For avoidance of doubt, e-mail alone shall not constitute Notice under this Agreement.

To:	SUNEVA

SUNEVA MEDICAL, INC.

5870 Pacific Center Boulevard

San Diego, CA 92121

Attention: Chief Executive Officer

To:	St. Nova

290 Zhongshan North Rd

Xiacheng Dist., Hangzhou

Zhejiang, China 310000

Attention: St. Nova, CEO

26	EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.

27	WAIVER

The failure of either of the parties to insist upon a strict performance of any other terms and provisions therein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.

28	ASSIGNMENT

28.1	Due to the exclusive nature of this Agreement St. Nova shall not assign this Agreement or any right or interest under this Agreement, nor delegate any obligation to be performed under this Agreement, without the prior written consent of Suneva, which shall not be unreasonably withheld or delayed, and written acceptance of such assignment in written form approved by such party. The exception to the above in which either party may assign this agreement without the other party’s consent is only as part of a substantive change in control of the capital structure or business of the assigning party by way of merger, sale of stock or assets, reorganization, conversion, restructuring or otherwise.

28.2	In the event of an assignment by a party hereunder in accordance with the foregoing, the assigning party shall not be released from its obligations hereunder and shall guarantee the full performance by such assignee of such obligations. Any attempted assignment of or delegation by a party in contravention of this provision shall be void and ineffective and shall be deemed to be a material breach hereof.

28.3	Nothwithstanding any of the foregoing, SUNEVA may assign this Agreement or any obligations or rights hereunder without the prior written consent of St. Nova. Moreover, SUNEVA agrees that in the event of any such assignment, this Agreement will remain binding on the assignee under the terms then in effect.

29	ENTIRE AGREEMENT - AMENDMENTS

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement, or any waiver of any term or condition of this Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

30	GOVERNING LAW; VENUE; LANGUAGE

30.1	This Agreement has been made, executed and delivered in the State of California, United States of America, in which state the offices of SUNEVA are located. Accordingly, the Parties invoke the laws of California regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of California and any applicable federal laws of the United States of America, as from time to time amended and in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply in any respect to this Agreement or the Parties.

30.2	Language. The official language of this Agreement is English. All contract interpretations, notices, and dispute resolutions shall be in English. Any amendments to this Agreement shall be in English. Translations of any of these documents shall not be construed as official or original versions of the documents, or otherwise referred to in the interpretation or construction of the intentions of the Parties hereto.

31	TAXES

Any taxes, duties, fees, charges, VAT, assessments or withholding of any nature levied by any governmental authority in connection with Territory Regulatory Approval, license fees or importation, marketing, distribution or sale of the Product in the Territory, whether levied against or SUNEVA, shall be solely the responsibility of and paid for by except for any U.S. tax on the net income of SUNEVA.

32	SEVERABILITY

If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

33	ARBITRATION

33.1	Except with respect to disputes involving SUNEVA’s rights in and/or breaches of SUNEVA’s Confidential Information and/or intellectual property rights and as provided in Section 18 [Confidentiality Section] above, for which the exclusive jurisdiction and venue is the state and federal courts of San Diego, California as specified by Section 33.3 below, any dispute, claim or controversy which shall arise out of or in relation to this Agreement, or the breach thereof, shall be finally settled by binding arbitration before the International Chamber of Commerce in Zurich, Switzerland, according to the ICC Rules of Arbitration in effect at the time of arbitration and applying the substantive law of California/the United States without regard to conflicts of law principles. The prevailing party shall be entitled to its reasonable attorneys’ fees and costs

33.2	Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by either Party, their representatives, or the arbitrator (except: (a) to the professional advisers of SUNEVA and St. Nova; (b) in connection with a public offering of securities by SUNEVA or St. Nova; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation) and (ii) the arbitrator shall be required to prepare written findings of fact. Notwithstanding the foregoing, either Party may apply to the court(s) listed below at 33.3 for a temporary restraining order, preliminary injunction or other equitable relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

33.3	For any disputes not subject to Sections 33.1 and 33.2 above, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in the County of San Diego and the United States District Court for the Southern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto (i) irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

34	GENERAL PROVISIONS

34.1	Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each Party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other Party hereto.

34.2	Rule of Construction. Both parties have been represented by counsel in the negotiation and drafting of this Agreement, therefore, no rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

34.3	Cooperation. Both parties agree to cooperate with each other and to execute any and all further and necessary documents as may be reasonably requested by any party hereto in order to implement and carry out the purpose and intent of this Agreement.

34.4	Partial Invalidity. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect and such terms or provision shall be deemed to be deleted.

34.5	No-Waiver. No term of provision of this Agreement shall be deemed waived and no breach or default shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of or excuse for any different or subsequent breach or default.

34.6	Headings. Descriptive headings in this Agreement ware for convenience only and shall not affect the construction of this Agreement.

35	ACKNOWLEDGEMENT, REPRESENTATIONS AND COVENANTS OF ST. NOVA

35.1	St. Nova hereby agrees as follows:

(a)	St. Nova will be properly capitalized at all times during the Term.

(b)	St. Nova agrees that in connection with this Agreement they will have access to important confidential business and technical information of Suneva and therefore St. Nova shall, and shall require its employees, agents, officers, directors, advisors to comply with the following covenants:

i.	they shall not and they shall not permit any company they are associated with or affiliated with to use such Confidential Information in any manner, and

ii.	they shall not and they shall not permit any company they are associated with or affiliated with to directly or indirectly compete with Suneva or its Products by selling any injectable dermal filler with non-hyaluronic acid based microspheres or any material with a label claimed duration of two (2) years or longer in the Territory.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

SUNEVA MEDICAL, INC.

By:	/s/ Preston Romm
Name:	Preston Romm
Title:	President & Chief Executive Officer

ST. NOVA

By:	/s/ Haishu Fu
Name:	Haishu Fu
Title:	Chief Executive Officer